Exhibit 10.4

AMENDMENT

TO THE

2008 STOCK AWARD AND INCENTIVE PLAN

WHEREAS, on June 15, 2014, Medtronic, Inc. (“Medtronic”) entered into a Transaction Agreement with Covidien plc and the other parties named therein (the “Transaction Agreement”) to acquire Covidien through the formation of a new holding company incorporated in Ireland that will be renamed Medtronic plc (the “Transaction”); and

WHEREAS, Medtronic maintains the 2008 Stock Award and Incentive Plan (the “2008 Plan”); and

WHEREAS, in connection with the Transaction, the 2008 Plan is being assumed by Medtronic plc and certain technical changes are required in connection with the Transaction and assumption.

NOW THEREFORE, the 2008 Plan shall be and hereby is amended in the following respects, effective as of the Effective Time (as defined in the Transaction Agreement):

1.	References to “Medtronic, Inc.” are hereby replaced with references to “Medtronic plc”.

2.	The following language is hereby added to the end of the definition of “Change of Control”: “For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) a compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or (B) section 204 of the Companies Act 1963 of the Republic of Ireland.”

3.	“Company” is hereby defined to mean Medtronic plc, an Irish public limited company.

4.	“Common Stock” is hereby defined to mean ordinary shares, par value $0.0001, of the Company.

5.	“Subsidiary” is hereby defined as having the meaning set forth in section 155 of the Companies Act 1963 of the Republic of Ireland; provided that, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, an entity shall not be treated as a Subsidiary unless it is also an entity in which the Company has a “controlling interest” (as defined in Treas. Reg. Section 1.409A-1(b)(5)(ii)(E)(1)), either directly or through a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, as determined by the Committee.

6.	The following language is hereby added to the end of the first sentence of Section 3.4(b): “, provided that in no event shall the per Share exercise price of an Option or the subscription price payable per Share of an Award be reduced to an amount that is lower than the nominal value of a Share.”

7.	The following language is hereby added to the beginning of the third sentence in Section 5.8: “To the extent permitted by law and”.

8.	Section 12.1 is hereby deleted in its entirety and replaced with the following language:

12.1	Effectiveness. The Effective Date of the Plan is June 26, 2008.

9.	Section 13.1 is hereby amended to add the following language to the beginning of the sentence: “Subject to applicable law,”.

10.	The following language is hereby added to the end of the second sentence in Section 15.4: “and to the extent permissible under applicable law.”

11.	Section 15 is hereby amended to add the following language at the end thereof as a new sub-section 15.22:

Irish Conditions for Issuance. Notwithstanding any other provision of this Plan, (a) the Company shall not be obliged to issue any Shares pursuant to an Award unless at least the par (nominal) value of such newly issued Share has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an Award is obliged to make such payment) and (b) the Company shall not obliged to issue or deliver any Shares in satisfaction of Awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

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